Exhibit 4.3

SYNCHRONOSS TECHNOLOGIES, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of June 30, 2021 is entered into by and between Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), B. Riley Financial, Inc., a Delaware corporation (“B. Riley”) and B. Riley Principal Investments, LLC (“B. Riley Principal Investments”). The Company, B. Riley and B. Riley Principal Investments are referred to collectively herein as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, subject to the terms of this Agreement, the Company has agreed, among other things, to expand the size of its Board of Directors (the “Board”) by one member in connection with the consummation of the Transactions (as defined herein) and to nominate and appoint one individual selected by B. Riley as a director to fill the vacancy created thereby, subject to certain conditions contained therein (the “Director Appointment Right”) and to provide B. Riley with the right to designate and appoint one observer to the Board as provided herein subject to certain conditions contained therein (the “Board Observer Right”).

WHEREAS, B. Riley Principal Investments will purchase from the Company, 75,000 shares of Series B Perpetual Non-Convertible Preferred Stock of the Company, $0.0001 par value per share (the “Series B Preferred Stock”) on or around the date hereof, pursuant to that certain Series B Preferred Stock Purchase Agreement dated as of June 24, 2021 (the “Series B Purchase Agreement”).

WHEREAS, the terms of the Series B Preferred Stock acquired pursuant to the Series B Purchase Agreement are set forth in a Certificate of Designations of the Company relating thereto (the “Certificate of Designations”).

WHEREAS, the Certificate of Designations provides that the Company shall have the right to satisfy a mandatory redemption of the Series B Preferred Stock as required by Section 5(a) thereof through the issuance of shares of Common Stock of the Company, $0.0001 par value per share (the “Common Stock” and any shares of Common Stock so issued, the “Redemption Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Director Appointment Right. For so long as B. Riley and its Affiliates beneficially own at least ten percent (10%) of the outstanding shares of the Company’s Common Stock, (based on the number of shares of Common Stock outstanding immediately following the consummation of the Transactions (as defined in the Series B Purchase Agreement) (the “Closing”) and without regard to any equity issuances (other than equity issuances under the Company’s equity plans) occurring after the Closing), B. Riley shall be entitled to nominate one (1) full-time B. Riley employee, mutually agreeable to the Company and B. Riley to the Board (the “B. Riley Nominee”) as a Class II Director, and the Company shall include, and shall use its best efforts to cause the Board, whether acting through a committee of the Board or otherwise, to include, in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at or by which as a Class II Director directors of the Company are to be elected, the B. Riley Nominee. The Board has taken action such that the B. Riley Nominee shall initially be appointed to the Board concurrently with or prior to the Closing. Following the Closing, the Company shall use its reasonable efforts to cause the two (2) members of the Board who are nominees of the Company’s existing preferred equity holders and one (1) other member of the Board to resign from the Board so that following such resignations the Board shall consist of not more than eight (8) members; provided, however, there shall not be a breach of this Agreement in the event such members do not resign. The Parties hereby agree that any B. Riley Nominee shall be subject to the approval of the Board (such approval not to be unreasonably withheld). As used herein, the term “Affiliates” shall mean with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer, director or trustee of such person, or any registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person.

2.            Board Observer Right.

a.            For so long as B. Riley and its Affiliates beneficially own at least five percent (5%) of the outstanding shares of Common Stock (based on the number of shares of Common Stock outstanding immediately following the Closing and without regard to any equity issuances (other than equity issuances under the Company’s equity plans) occurring after the Closing), but have no B. Riley Nominee then serving on the Board, B. Riley shall have the right, subject to the terms and conditions of this Agreement, to designate and appoint one representative (the “Observer”) to attend all meetings (including telephonic or videoconference meetings of the Board) of the Board, in a non-voting, observer capacity, which Observer shall be subject to the approval of the Board (such approval not to be unreasonably withheld); provided, however, that such Observer shall agree to hold in confidence all information so provided. Except as otherwise set forth herein, the Observer may participate fully in discussions of all matters brought to the Board for consideration and provide input and advice with respect thereto, but in no event shall the Observer (i) be deemed to be a member of the Board; (ii) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; or (iii) have the right to propose or offer any motions or resolutions to the Board or to vote upon any motions or resolutions duly brought before the Board. The presence of the Observer shall not be required or counted for purposes of establishing a quorum at any meeting of the Board.

b.            The Company shall provide to the Observer copies of all notices, minutes, consents and other materials that it provides to Board members as a whole (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members, provided, however, that such Observer shall agree to hold in confidence all information or materials so provided.

c.            Notwithstanding anything herein to the contrary, the Company may exclude the Observer from access to any Board Materials or any Board meeting (or portion thereof) if the Board determines, acting in good faith, that (i) such exclusion is necessary to preserve the attorney-client or work product privilege between the Company (and/or its Affiliates and/or its subsidiaries) and its counsel (provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege); (ii) such exclusion is necessary to comply with applicable laws, regulations, or any agreement to which the Company (and/or its Affiliates and/or its subsidiaries) is a party or is otherwise bound; or (iii) such Board Materials or discussion relates to the relationship, contractual or otherwise, between the Company (and/or its Affiliates and/or its subsidiaries), on one hand, and B. Riley and/or the Observer, on the other hand, or their respective Affiliates (a “Conflict of Interest”). Any Observer shall be required to enter into a confidentiality agreement with the Company prior to the exercise of the rights contained in this Section 2.

d.            The Parties agree that neither the Company nor its Affiliates nor any member of the Board or Committee shall be entitled to rely on any statements or views expressed by the Observer in any Board meeting. The Parties further agree that all Confidential Information (as defined below) is provided to the Observer “AS IS” and the Company does not make, and expressly disclaims, any representation or warranty as to the accuracy or completeness thereof. Without limiting the foregoing, the Company shall have no liability to the Observer, B. Riley Principal Investments or their respective Affiliates or Representatives (as defined below) resulting from any use or reliance on any Confidential Information.

3.            Registration Rights.

a.            The Company, upon written demand (a “Demand Notice”) of B. Riley Principal Investments or any of its Affiliates holding Redemption Shares (a “Registered Holder”), agrees to register, on one occasion, all or any portion of the Redemption Shares. On such occasion, the Company will file a registration statement with the SEC covering the resale of the Redemption Shares within thirty (30) days after receipt of a Demand Notice and use its commercially reasonable efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the Securities and Exchange Commission. The demand for registration may be made at any time following the issuance of any Redemption Shares by the Company through the third (3rd) anniversary of such issuance. Notwithstanding the foregoing obligations, if the Company furnishes to Registered Holder requesting a registration pursuant to this Section 3.a a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days.

b.            The Company shall bear all fees and expenses attendant to the registration of the Redemption Shares pursuant to Section 3.a., but the Registered Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Registered Holder to represent them in connection with the sale of the Redemption Shares. The Company agrees to use its commercially reasonable efforts to cause the filing required by Section 3.a. to become effective promptly and to qualify or register the Redemption Shares in such States as are reasonably requested by the Registered Holder; provided, however, that in no event shall the Company be required to register the Redemption Shares in a State in which such registration would cause: (i) the Company to be obligated to register or license to do business in such State or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 3.a. to remain effective for a period of at least twelve (12) consecutive months after the date that the Registered Holder is first given the opportunity to sell all of the Redemption Shares registered thereunder. The Registered Holder shall only use the prospectuses provided by the Company to sell the shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Registered Holder that such prospectus may no longer be used due to a material misstatement or omission. For the avoidance of doubt, the Registered Holder shall be entitled to a demand registration under this Section 3 on only one (1) occasion.

c.            In addition to the demand right of registration described in 3.a. hereof, the Registered Holder shall have the right, for a period of three (3) years following the first date upon which the Company issues any Redemption Shares, to include the Redemption Shares as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145 promulgated under the Securities Act of 1933, as amended or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Redemption Shares with respect to which the Registered Holder requested inclusion hereunder as the underwriter shall reasonably permit.

d.            The Company shall bear all fees and expenses attendant to registering the Redemption Shares pursuant to Section 3.c. hereof, but the Registered Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Registered Holder to represent them in connection with the sale of the Redemption Shares. In the event of such a proposed registration, the Company shall furnish the Registered Holder with not less than fifteen (15) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Registered Holder shall continue to be given for each registration statement filed by the Company until such time as all of the Redemption Shares have been sold by the Registered Holder. The Registered Holder shall exercise the “piggy-back” rights provided for herein by giving written notice, within five (5) days of the receipt of the Company’s notice of its intention to file a registration statement. There shall be no limit on the number of times the Registered Holder may request registration under this Section 3.d.

4.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 4.

if to the Company:

Synchronoss Technologies, Inc.
200 Crossing Blvd.
Bridgewater, NJ 08807
Facsimile No: (908) 231-0762
Attention: Ronald Prague, Esq.,

Executive Vice President and General Counsel
Email: legal@synchronoss.com

with a copy to:	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive, Suite 900 Boston, MA 02210 Facsimile No: (617) 648-9199 Attention: Marc Dupré, Esq. Email: mdupre@gunder.com,

if to B. Riley:	c/o B. Riley Financial, Inc. 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025 Attention: Alan N. Forman, Esq. Email: aforman@brileyfin.com

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Ed Pease, Esq. Email: ecpease@mintz.com

5.            Governing Law; Venue. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.            Termination.

a.            Subject to paragraph c. below, this Agreement shall terminate and be of no further force and effect (“Termination”) immediately upon the failure of B. Riley and/or its Affiliates to beneficially own at least five percent (5%) of the outstanding shares of Common Stock (based on the number of shares of Common Stock outstanding immediately following the Closing and without regard to any equity issuances (other than equity issuances under the Company’s equity plans) occurring after the Closing) (the “Termination Event”).

b.            Notwithstanding paragraph a. above, as soon as practicable, but in any event no later than three (3) business days after the occurrence of the Termination Event of which B. Riley becomes aware, B. Riley shall provide notice to the Company that the Termination Event has occurred and that this Agreement has been terminated.

c.            In the event that the Company becomes aware that the Termination Event has occurred prior to receiving notice from B. Riley as required by paragraph b. above, the Company shall provide notice to B. Riley that it believes that the Termination Event has occurred (the “Company Notice”), and upon B. Riley’s written confirmation to the Company (such confirmation not to be unreasonably withheld or delayed, but in any event, shall be provided within three (3) business days of receiving the Company Notice) that the Termination Event has occurred, this Agreement shall be deemed terminated in accordance with paragraph a. above and, if requested by the Company, the B. Riley Nominee shall promptly resign as a member of the Board and any committees thereof.

7.	Miscellaneous.

a.            The Company agrees to reimburse B. Riley promptly for reasonable documented out-of-pocket expenses incurred in connection with the B. Riley Nominee’s and the Observer’s attendance at Board and Committee meetings, if applicable; provided, however, that all reimbursements payable by the Company pursuant to this Section 7.a. shall be payable in accordance with and subject to the Company’s policies and practices with respect to director expense reimbursement then in effect.

b.            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Solely to the extent that any provision or restriction contained in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify any such provision or restriction so it can be enforced to the fullest extent permitted by law.

c.            The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

d.            Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such Party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

e.            This Agreement constitutes the entire agreement and understanding of the Parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the Parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the Parties hereto. This Agreement and the rights described herein may not be assigned by B. Riley or B. Riley Principal Investments.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Jeff Miller
Name:	Jeff Miller
Title:	Chief Executive Officer and President

B. RILEY FINANCIAL, INC.

By:	/s/ Daniel B. Shribman
Name:	Daniel B. Shribman
Title:	CEO

B. RILEY PRINCIPAL INVESTMENTS, LLC

By:	/s/ Daniel B. Shribman
Name:	Daniel B. Shribman
Title:	CEO

[Signature Page to Investor Rights Agreement]